Exhibit 10.i
PUT/CALL ORDER SPECIFICATION

This Put/Call Order Specification is made by Energizer Holdings, Inc. (“Counterparty”) for the increase of the Transaction amount under that certain written confirmation dated as of May 31, 2002, as amended from time to time, between Counterparty and Citigroup Global Markets Limited (“Citigroup”) (the “Confirmation”) (capitalized terms not defined herein shall have the meaning given those terms in the Confirmation).

CITIGROUP GLOBAL MARKETS LIMITED IS NOT REGISTERED AS A BROKER-DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. CITIGROUP GLOBAL MARKETS INC. IS ACTING AS AGENT FOR CITIGROUP GLOBAL MARKETS LIMITED IN CONNECTION WITH THIS TRANSACTION. CITIGROUP GLOBAL MARKETS LIMITED IS YOUR COUNTERPARTY TO THIS TRANSACTION.

A.) Put/Call Order Specification Requirements

1.) Commencing on November 30, 2005 (such day the “Commencement Date”) under that certain Confirmation (capitalized terms not defined herein shall have the meaning given those terms in the Confirmation), Citigroup will increase the Transaction amount on Counterparty’s behalf pursuant to this Put/Call Order Specification, provided that the total number of Shares applicable to this Put/Call Order Specification shall not exceed 235,000, and the total number of Shares applicable to any particular Tranche Date shall not exceed Rule 10b-18 limits.

B.) Discontinuation of this Put/Call Order Specification

Counterparty acknowledges and agrees that Citigroup may discontinue this Put/Call Order Specification in the event that:

1.)  In the opinion of Citigroup’s counsel, effecting this Put/Call Order Specification would result in a violation of applicable law or a breach of any contract to which Citigroup or its affiliates are a party or by which it or its affiliates are bound.

2.)  Counterparty’s counsel notifies Citigroup that this Put/Call Order Specification would result in a violation of applicable law by Counterparty.

3.)  Trading in the Shares is halted or suspended.

4.)  If Counterparty files a registration statement with the Securities and Exchange Commission relating to sale of the Shares (or any security into which the Shares is convertible).

C.) Modification of this Put/Call Order Specification

Any modification of this Put/Call Order Specification by Counterparty will be made in good faith and not as part of a scheme to evade the prohibitions of Rule 10b-18, and only with Citigroup’s written consent. In particular, Counterparty agrees that it will not modify or propose to modify this Put/Call Order Specification at any time that it is aware of any material non-public information about it and/or the Shares.

D.) Termination of this Put/Call Order Specification

1.) This Put/Call Order Specification will terminate on December 31, 2005 unless earlier terminated in the event one of the following occurs:

a.) Citigroup determines, in its sole discretion, that it is prohibited for any reason from engaging in increasing the Transaction amount under this Put/Call Order Specification.

b.) Citigroup receives notice that Counterparty has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Counterparty and has not been dismissed within sixty (60) calendar days of its filing.

E.) Governing Law

This Put/Call Order Specification will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

IN WITNESS WHEREOF, Counterparty has sent this Put/Call Order Specification as of the date first above written.

Dated: November 30, 2005
ENERGIZER HOLDINGS, INC.

By:

Name: Ward Klein
Title: Chief Executive Officer

Confirmed as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.
as agent for
CITIGROUP GLOBAL MARKETS LIMITED

By:
Name:
Title: